Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 3 to Form S-3 Registration Statement (No. 333-107286) of our report dated February 28, 2003, except for Note 17, as to which the date is March 4, 2003, relating to the consolidated financial statements and consolidated financial statement schedule, which appears in Endologix, Inc.’s Annual Report on Form 10-K/A filed on September 30, 2003 for the year ended December 31, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
Orange County, California

September 25, 2003